Tel: 617-422-0700
Fax: 617-422-0909
www.bdo.com

Two International Place
Boston, MA 02110

December 3, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 3, 2015, to be filed by our former client, Brooks Automation, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP